Exhibit 6.11

GUARANTY SECURITY AGREEMENT

THIS GUARANTY SECURITY AGREEMENT (this “Agreement”) is dated as of September 18, 2023, by and between VADO CORP., a Nevada corporation (“Guarantor”), and SLR DIGITAL FINANCE LLC, a Delaware limited liability company (“Secured Party”).

Pursuant to a certain Financing and Security Agreement dated as of even date herewith (as amended, modified, supplemented, substituted, extended or renewed from time to time, the “Financing Agreement”), Secured Party is extending credit accommodations to SOCIALCOM INC., a California corporation (“Borrower”).

As a condition to extending and thereafter continuing to extend credit to Borrower, Secured Party has required the execution and delivery by Guarantor of a Corporate Guaranty dated as of even date herewith, guaranteeing the payment and performance of all present and future obligations of Borrower to Secured Party, including, without limitation, those arising under or pursuant to the Financing Agreement (as amended, modified, supplemented, substituted, extended or renewed from time to time, the “Guaranty”). As a further condition to same, Secured Party has required the execution and delivery of this Agreement by Guarantor. Guarantor owns 100% of the outstanding equity interest of Borrower.

ACCORDINGLY, in consideration of the mutual covenants contained in the Financing Agreement and herein, the parties hereby agree as follows:

1.    Definitions. All terms defined in the recitals hereto and the Financing Agreement that are not otherwise defined herein shall have the meanings given them in the recitals and the Financing Agreement. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. In addition, the following terms have the meanings set forth below or in the referenced Sections of this Agreement:

“Accounts” means, collectively, in addition to the definition of “Account” in the UCC, all presently existing and hereafter arising accounts receivable, contract rights, health-care-insurance receivables and all other forms of obligations owing to Guarantor arising out of the sale, lease, license or assignment of goods or other property or the rendition of services by Guarantor, whether or not earned by performance, all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Guarantor and Guarantor's Books relating to any of the foregoing.

“Chattel Paper” has the same meaning ascribed to such term in the UCC (whether tangible or electronic).

“Collateral” means all assets of Guarantor, whether now owned or existing, or hereafter acquired or arising, and wherever located, including, without limitation, all of the following assets, properties, rights and interests in property of Guarantor: all Accounts, all Equipment, all Goods, all Commercial Tort Claims, all General Intangibles, all Chattel Paper, all Inventory, all Negotiable Collateral, all Investment Property, all Financial Assets, all Letter-of-Credit Rights, all Supporting Obligations, all Deposit Accounts, all money or assets of Guarantor which hereafter come into the possession, custody, or control of Secured Party; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing; any and all tangible or intangible property resulting from the sale, lease, license or other disposition of any to the foregoing, or any portion thereof or interest therein, and all proceeds thereof; and any other assets of Guarantor which may be subject to a lien in favor of Secured Party as security for the Obligations.

“Commercial Tort Claims” has the meaning ascribed to such term in the UCC.

“Guarantor's Books” means all of Guarantor's books and records including all of the following: ledgers; records indicating, summarizing, or evidencing Guarantor's assets or liabilities, or the Collateral; all information relating to Guarantor's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, whether inscribed on tangible medium or stored in an electronic or other medium and which information is retrievable in perceivable form and the goods containing such information.

NMC Master Security Agreement (Guarantor)

“Deposit Account” has the meaning ascribed to such term in the UCC.

“Documents” has the meaning ascribed to such term in the UCC.

“Equipment” means, collectively, in addition to the definition of “Equipment” in the UCC, all of Guarantor's present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, pans, dies, jigs, goods (other than consumer goods or farm products), together with any warranties, rights and interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

“Event of Default” has the meaning given in Section 6.

“Financial Assets” has the meaning ascribed to such term in the UCC.

“General Intangibles” means, collectively, in addition to the definition of “General Intangibles” in the UCC, all of Guarantor's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, Guarantor's Books, literature, reports, catalogs, Deposit Accounts, insurance premium rebates, tax refunds and tax refund claims) other than goods and Accounts.

“Instruments” has the meaning ascribed to such term in the UCC.

“Inventory” means, collectively, in addition to the definition of “Inventory” in the UCC, all present and future inventory in which Guarantor has any interest, including goods held for sale or lease or to be furnished under a contract of service, Guarantor's present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares and materials used in or consumed in Guarantor's business, goods which have been returned to, repossessed by, or stopped in transit by Guarantor, packing and shipping materials, wherever located, any documents of title representing any of the above, and Guarantor's Books relating to any of the foregoing.

“Investment Property” has the meaning ascribed to such term in the UCC.

“Letter-of-Credit Rights” has the meaning ascribed to such term in the UCC.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or similar instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Negotiable Collateral” means all of Guarantor's present and future letters of credit, notes, drafts, Instruments, Documents, leases, and Chattel Paper.

“Obligations” means each and every debt, liability and obligation of every type and description which Guarantor may now or at any time hereafter owed to Secured Party, whether such debt, liability or obligation now exists or is hereafter created or incurred and whether it is or may be direct or indirect, due or to become due, or absolute or contingent, including, without limitation, all obligations under the Guaranty.

“Permitted Liens” means (a) the Security Interest, (b) covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Guarantor's business or operations as presently conducted, and (b) Liens in existence on the date hereof, if any, and described on Exhibit C hereto.

NMC Master Security Agreement (Guarantor)

“Security Interest” has the meaning given in Section 2.

“Supporting Obligation” has the meaning ascribed to such term in the UCC.

“UCC” means the New Jersey Uniform Commercial Code, as amended or revised from time to time.

2.    Security Interest. Guarantor hereby grants Secured Party a security interest (the “Security Interest”) in the Collateral to secure payment of the Obligations.

3.    Representations, Warranties and Agreements. Guarantor hereby represents, warrants and agrees as follows:

(a)    Title. Guarantor (i) has absolute title to each item of Collateral in existence on the date hereof, free and clear of all Liens except the Security Interest and Permitted Liens, (ii) will have, at the time Guarantor acquires any rights in Collateral hereafter arising, absolute title to each such item of Collateral free and clear of all Liens except Permitted Liens, (iii) will keep all Collateral free and clear of all Liens except Permitted Liens, and (iv) will defend the Collateral against all claims or demands of all persons other than Secured Party. Guarantor will not sell or otherwise dispose of the Collateral or any interest therein, without the prior written consent of Secured Party, except for the sale of Inventory in the ordinary course of business to good faith purchasers for value.

(b)    Chief Executive Office, Identification Number. Guarantor's chief executive office and principal place of business is located at the address set forth under its signature below.

(c)    Location of Collateral. As of the date hereof, the tangible Collateral is located only in the states and at the address, as identified on Exhibit A attached hereto. Guarantor will not permit any tangible Collateral to be located at any other address without giving Secured Party at least ten (10) days' prior written notice.

(d)    Changes in Organizational Documents, Location, Name. Guarantor will not change its articles of incorporation, bylaws, or jurisdiction of incorporation to the extent such change adversely affects Secured Party’s rights hereunder or under the Financing Agreement, without the prior written consent of Secured Party. Guarantor will not change its business address or name without prior written notice to Secured Party.

(e)    Fixtures. Guarantor will not permit any tangible Collateral to become part of or to be affixed to any real property without first assuring to the reasonable satisfaction of Secured Party that the Security Interest will be prior and senior to any Lien then held or thereafter acquired by any mortgagee of such real property or the owner or purchaser of any interest therein. If any part or all of the tangible Collateral is now or will become so related to particular real estate as to be a fixture, the real estate concerned and the name of the record owner are accurately set forth in Exhibit B hereto.

(f)    Rights to Payment. Each right to payment and each Instrument, Document, Chattel Paper and other agreement constituting or evidencing Collateral is (or will be when arising, issued or assigned to Secured Party) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account Guarantor or other obligor named therein or in Guarantor's records pertaining thereto as being obligated to pay such obligation. Guarantor will neither agree to any material modification or amendment nor agree to any forbearance, release or cancellation of any such obligation, nor not subordinate any such right to payment to claims of other creditors of such account Guarantor or other obligor.

(g)    Commercial Tort Claims. Promptly upon knowledge thereof, Guarantor will deliver to Secured Party notice of any Commercial Tort Claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of Guarantor's damages, copies of any complaint or demand letter submitted by Guarantor, and such other information as Secured Party may request. Upon request by Secured Party, Guarantor will grant Secured Party a security interest in all Commercial Tort Claims it may have against any person.

NMC Master Security Agreement (Guarantor)

(h)    Miscellaneous Covenants. Guarantor will:

(i)    keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof;

(ii)    promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest;

(iii)    at all reasonable times, permit Secured Party or its representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Guarantor's books and records pertaining to the Collateral and its business and financial condition and to send and discuss with account Guarantors and other obligors requests for verifications of amounts owed to Guarantor;

(iv)    keep accurate and complete records pertaining to the Collateral and pertaining to Guarantor's business and financial condition and submit to Secured Party such periodic reports concerning the Collateral and Guarantor's business and financial condition as Secured Party may from time to time reasonably request;

(v)    promptly notify Secured Party of any loss of or material damage to any Collateral or of any adverse change, known to Guarantor, in the prospect of payment of any sums due on or under any Instrument, Chattel Paper or Account constituting Collateral;

(vi)    if Secured Party at any time so requests, promptly deliver to Secured Party any Instrument, Document or Chattel Paper constituting Collateral, duly endorsed or assigned by Guarantor;

(vii)    at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (in case of Collateral consisting of motor vehicles) and such other risks and in such amounts as Secured Party may reasonably request, with any such policies containing a lender loss payable endorsement acceptable to Secured Party;

(viii)    from time to time execute such other documents as Secured Party may reasonably require in order to perfect the Security Interest and, if any Collateral consists of a motor vehicle, execute such documents as may be required to have the Security Interest properly noted on a certificate of title;

(ix)    pay when due or reimburse Secured Party on demand for all costs of collection of any of the Obligations and all other out-of-pocket expenses (including in each case all reasonable attorneys' fees) incurred by Secured Party in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings;

(x)    execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings which Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party's rights under this Agreement; and

(xi)    not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance.

NMC Master Security Agreement (Guarantor)

(i)    Secured Party's Right to Take Action. Guarantor authorizes Secured Party to file from time to time where permitted by law, such financing statements against the Collateral described as “all personal property” or “all assets” as Secured Party deems necessary or useful to perfect the Security Interest. Guarantor will not amend any financing statements in favor of Secured Party except as permitted by law. Further, if Guarantor at any time fails to perform or observe any agreement contained in Section 3(h), immediately upon the occurrence of such failure, Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Guarantor (or, at Secured Party's option, in Secured Party's own name) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens, or encumbrances, the performance of obligations under contracts or agreements with account Guarantors or other obligors, the procurement and maintenance of insurance, the endorsement of instruments, and the procurement of repairs or transportation), and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, Guarantor shall thereupon pay Secured Party on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys' fees) incurred by Secured Party in connection with or as a result of Secured Party's performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the highest rate then applicable to any of the obligations of Borrower to Secured Party. To facilitate the performance or observance by Secured Party of such agreements of Guarantor, Guarantor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Guarantor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Guarantor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Guarantor under this Section 3 and Section 4.

4.    Rights of Secured Party. At any time and from time to time, whether before or after an Event of Default, Secured Party may take any or all of the following actions:

(a)    Account Verification. Secured Party may at any time and from time to time send or require Guarantor to send requests for verification of accounts or notices of assignment to account Guarantors and other obligors. Secured Party may also at any time and from time to time telephone account Guarantors and other obligors to verify accounts.

(b)    Collateral Account. Secured Party may establish a collateral account for the deposit of checks, drafts and cash payments made by Guarantor's account Guarantors. If a collateral account is so established, Guarantor shall promptly deliver to Secured Party, for deposit into said collateral account, all payments on Accounts and Chattel Paper received by it. All such payments shall be delivered to Secured Party in the form received (except for Guarantor's endorsement where necessary). Until so deposited, all payments on Accounts and Chattel Paper received by Guarantor shall be held in trust by Guarantor for and as the property of Secured Party and shall not be commingled with any funds or property of Guarantor. All deposits in said collateral account shall constitute proceeds of Collateral and shall not constitute payment of any Obligation. Unless otherwise agreed in writing, Guarantor shall have no right to withdraw amounts on deposit in any collateral account.

(c)    Lockbox. Secured Party may, by notice to Guarantor, require Guarantor to direct each of its account Guarantors to make payment directly to a lockbox to be under the control of Secured Party. Guarantor hereby authorizes and directs Secured Party to deposit all checks, drafts and cash payments received in said lockbox into the collateral account established as set forth above.

(d)    Direct Collection. Secured Party may notify any account Guarantor, or any other person obligated to pay any amount due, that such Chattel Paper, Account, or other right to payment has been assigned or transferred to Secured Party for security and shall be paid directly to Secured Party. At any time after Secured Party or Guarantor gives such notice to an account Guarantor or other obligor, Secured Party may (but need not), in its own name or in Guarantor's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such Chattel Paper, Account, or other right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account Guarantor or other obligor.

NMC Master Security Agreement (Guarantor)

5.    Assignment of Insurance. Guarantor hereby assigns to Secured Party, as additional security for the payment of the Obligations, any and all moneys (including, but not limited to, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Guarantor under or with respect to, any and all policies of insurance covering the Collateral, and Guarantor hereby directs the issuer of any such policy to pay any such moneys directly to Secured Party. After the occurrence of an Event of Default, Secured Party may (but need not), in its own name or in Guarantor's name, execute and deliver proofs of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

6.    Events of Default. Each of the following occurrences shall constitute an event of default under this Agreement (herein called an “Event of Default”): (a) an Event of Default shall occur under the Financing Agreement; or (b) Guarantor shall fail to pay any or all of the Obligations when due or (if payable on demand) on demand; or (c) Guarantor shall fail to observe or perform any covenant or agreement herein binding on it or under any other agreement in favor of or held by Secured Party.

7.    Remedies upon Event of Default. Upon the occurrence of an Event of Default and at any time thereafter, Secured Party may exercise any one or more of the following rights and remedies: (a) declare all unmatured Obligations to be immediately due and payable, and the same shall thereupon be immediately due and payable, without presentment or other notice or demand; (b) exercise and enforce any or all rights and remedies available upon default to a secured party under the UCC, including, but not limited to, the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Guarantor hereby expressly waives), and the right to sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, Secured Party may require Guarantor to make the Collateral available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties and if notice to Guarantor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9) at least ten (10) days prior to the date of intended disposition or other action; and/or (c) exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Guarantor or against any other person or property. Secured Party is hereby granted a nonexclusive, worldwide and royalty-free license to use or otherwise exploit all intellectual property rights owned by or licensed to Guarantor that Secured Party deems necessary or appropriate to the disposition of any Collateral.

8.    Other Personal Property. Unless at the time Secured Party takes possession of any tangible Collateral, or within seven (7) days thereafter, Guarantor gives written notice to Secured Party of the existence of any goods, papers or other property of Guarantor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, describing such property, Secured Party shall not be responsible or liable to Guarantor for any action taken or omitted by or on behalf of Secured Party with respect to such property.

9.    Notices; Requests for Accounting. All notices and other communications hereunder shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation or (d) transmitted by facsimile or other electronic transmission, in each case addressed or sent by facsimile or other electronic transmission to the party to whom notice is being given at its address or telecopier or facsimile number (or other address for electronic transmission) as set forth below its signature or, as to each party, at such other address or facsimile number (or other address for electronic transmission) as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, facsimile or other electronic transmission. All requests under Section 9-210 of the UCC (a) shall be made in a writing signed by an authorized person, (b) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (b) shall be deemed to be sent when received by Secured Party and (d) shall otherwise comply with the requirements of Section 9-210. Guarantor requests that Secured Party respond to all such requests which on their face appear to come from an authorized individual and releases Secured Party from any liability for so responding. Guarantor shall pay Secured Party the maximum amount allowed by law for responding to such requests.

10.    Miscellaneous. This Agreement has been duly and validly authorized by all necessary corporate action. This Agreement does not contemplate a sale of Accounts or Chattel Paper. This Agreement can be waived,

NMC Master Security Agreement (Guarantor)

modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in an authorization signed by Secured Party, and, in the case of amendment or modification, in an authorization signed by Guarantor. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party's rights or remedies. All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party's option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. Secured Party's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Guarantor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of Guarantor and Secured Party and their respective successors and assigns and shall take effect when signed by Guarantor and delivered to Secured Party, and Guarantor waives notice of Secured Party's acceptance hereof. Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New Jersey. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The parties hereto hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of New Jersey in connection with any controversy related to this Agreement, (b) waive any argument that venue in any such forum is not convenient, (c) agree that any litigation initiated by Secured Party or Guarantor in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in New Jersey and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

IF THE WAIVER OF THE RIGHT TO A TRIAL BY JURY SET FORTH ABOVE IS NOT ENFORCEABLE, THE GUARANTOR AND, BY ACCEPTANCE HEREOF, LENDER (COLLECTIVELY, THE “PARTIES”) AGREE THAT ANY AND ALL DISPUTES OR CONTROVERSIES OF ANY NATURE BETWEEN THEM ARISING AT ANY TIME SHALL BE DECIDED BY A REFERENCE TO A PRIVATE JUDGE, WHO SHALL BE A RETIRED STATE OR FEDERAL COURT JUDGE, MUTUALLY SELECTED BY THE PARTIES OR, IF THEY CANNOT AGREE, THEN ANY PARTY MAY SEEK TO HAVE A PRIVATE JUDGE APPOINTED IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE §§ 638 AND 640 (OR PURSUANT TO COMPARABLE PROVISIONS OF FEDERAL LAW IF THE DISPUTE FALLS WITHIN THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS). THE REFERENCE PROCEEDINGS SHALL BE CONDUCTED PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE §§ 638 THROUGH 645.1, INCLUSIVE. THE PRIVATE JUDGE SHALL HAVE THE POWER, AMONG OTHERS, TO GRANT PROVISIONAL RELIEF, INCLUDING WITHOUT LIMITATION, ENTERING TEMPORARY RESTRAINING ORDERS, ISSUING PRELIMINARY AND PERMANENT INJUNCTIONS AND APPOINTING RECEIVERS. ALL SUCH PROCEEDINGS SHALL BE CLOSED TO THE PUBLIC AND CONFIDENTIAL AND ALL RECORDS RELATING THERETO SHALL BE PERMANENTLY SEALED. IF DURING THE COURSE OF ANY DISPUTE, A PARTY DESIRES TO SEEK PROVISIONAL RELIEF, BUT A JUDGE HAS NOT BEEN APPOINTED AT THAT POINT PURSUANT TO THE JUDICIAL REFERENCE PROCEDURES, THEN SUCH PARTY MAY APPLY TO THE COURT FOR SUCH RELIEF. THE PROCEEDING BEFORE THE PRIVATE JUDGE SHALL BE CONDUCTED IN THE SAME MANNER AS IT WOULD BE BEFORE A COURT UNDER THE RULES OF EVIDENCE

NMC Master Security Agreement (Guarantor)

APPLICABLE TO JUDICIAL PROCEEDINGS. THE PARTIES SHALL BE ENTITLED TO DISCOVERY WHICH SHALL BE CONDUCTED IN THE SAME MANNER AS IT WOULD BE BEFORE A COURT UNDER THE RULES OF DISCOVERY APPLICABLE TO JUDICIAL PROCEEDINGS. THE PRIVATE JUDGE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY RULES AND ORDERS APPLICABLE TO JUDICIAL PROCEEDINGS IN THE SAME MANNER AS A TRIAL COURT JUDGE. THE PARTIES AGREE THAT THE SELECTED OR APPOINTED PRIVATE JUDGE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE ACTION OR PROCEEDING, WHETHER OF FACT OR OF LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE § 644(A). NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL, OR OBTAIN PROVISIONAL REMEDIES. THE PRIVATE JUDGE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES AGREE THAT TIME IS OF THE ESSENCE IN CONDUCTING THE REFERENCED PROCEEDINGS. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS HEREOF. THE COSTS SHALL BE BORNE EQUALLY BY THE PARTIES.

[signatures on next page]

NMC Master Security Agreement (Guarantor)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SLR DIGITAL FINANCE LLC	VADO CORP.
By: /s/ Danielle Baldaro Name: Danielle Baldaro Title: SVP, DF Portfolio Manager	By: /s/ Jason Wulfsohn Name: Jason Wulfsohn Title: CEO

NMC Master Security Agreement (Guarantor)

EXHIBIT A

LOCATION OF COLLATERAL

NMC Master Security Agreement (Guarantor)

EXHIBIT B

REAL ESTATE DESCRIPTION

Guarantor is record owner.

[insert details]

NMC Master Security Agreement (Guarantor)

EXHIBIT C

PERMITTED LIENS

NMC Master Security Agreement (Guarantor)